                                                                    Exhibit 99.2
FOR IMMEDIATE RELEASE
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             ETRIALS ANNOUNCES AGREEMENT TO BECOME A PUBLIC COMPANY

Company Enters Funding Transaction to Support Acquisition Strategy and
International Growth

MORRISVILLE, NC--AUGUST 22, 2005--etrials Worldwide, Inc., the first company to offer fully integrated, easy-to-use eClinical software for the clinical trial process, and CEA Acquisition Corporation (CEAC.OB), a special purpose acquisition corporation, announced today an agreement to merge the two companies. After completion of the merger, etrials Worldwide will be a wholly owned subsidiary of CEAC and etrials shareholders will own a majority interest in the parent company CEAC, a public reporting company.

Upon conclusion of the merger, etrials will receive up to $21 million in cash from CEAC, depending upon the number, if any, of CEAC shares that may be converted to cash in accordance with CEAC's charter as a result of being voted against the merger. These warrants, which will expire in February 2008, are exercisable at $5.00 per share. CEAC may call the warrants, in whole and not in part, at a price of $.01 per warrant if the price of its common stock equals or exceeds $8.50 per share during a defined period. The warrants that will be issued in the merger may be exercised on a "cashless" basis. If all of the warrants are exercised for cash, CEAC will receive gross proceeds of
$61,500,000. However, there can be no assurance that CEAC's stock will trade at the $8.50 for the required period, or that, if called, all of the warrants being issued in the merger will be exercised for cash. There can also be no assurance that any of the warrants will be exercised in the absence of a call.

The current management of etrials will continue to manage the merged company and there are no changes planned for the company's employees. The shareholders of etrials will own a majority of the outstanding shares of the combined companies immediately after the merger, and a majority of the merged company's directors will be current directors of etrials. Additionally, the merger agreement will include lock-up provisions to ensure continued investment by the company's major shareholders and management.

"This is primarily a financing transaction to raise capital to grow our business," said John Cline, CEO of etrials. The company plans to leverage the funds to further drive expansion internationally as well as to continue pursuit of merger and acquisition targets providing complementary eClinical technologies. etrials' current product offerings include electronic data capture, electronic patient-reported outcomes, interactive voice response, analytics and reporting.

"This agreement has an immediate positive effect for our clients as we will be able to significantly expand our international capabilities, improve our global infrastructure and bring additional accretive technologies into our integrated
eClinical platform," said Cline. "This merger gives etrials, currently a profitable company, a strategically favorable position in the industry as one of the best-funded companies in the space."

"As a leading player in the industry with a wealth of experience in a variety of technologies, etrials is well positioned to take advantage of the growing
eClinical industry," said J. Patrick Michaels, chairman and CEO of CEA
Acquisition Corp. "By merging the two companies, we are able to best fund the rapid growth etrials has experienced and seek out new ways to aggressively build the technology platform."

ABOUT ETRIALS WORLDWIDE, INC.
etrials is a software and services company dedicated to making eClinical easy.
We are the first company to offer a fully integrated suite of eClinical software including electronic data capture (EDC), electronic patient-reported outcomes
(ePRO), interactive voice response (IVR) and analytics to support the entire clinical trial process, from collection and cleaning to the integration and review of data. Our expertise includes studies from Phase I to post approval for pharmaceutical, biotechnology and clinical research organizations. To date, our team of professionals has participated in over 450 clinical trials in more than
50 different countries.

etrials makes easy-to-use technologies supported by people who are just as easy to work with. Visit us at www.etrials.com.

ABOUT CEA ACQUISITION CORPORATION
CEA Acquisition Corporation is a special purpose acquisition corporation formed in 2003 and is based in Tampa, Florida.

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Forward-Looking Statements

Statements in this press release that are "forward-looking statements," which include plans for a merger and capital raising transaction are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, shareholder votes, changing conditions in securities markets and changes in the business of etrials. For further information regarding risks and uncertainties, please refer to the Securities and Exchange Commission filings of
CEA Acquisition Corporation, copies of which may be obtained on the web site of the Securities and Exchange Commission. All information in this press release is as of August 22, 2005. Neither CEA Acquisition Corporation nor etrials undertakes any duty to update any forward-looking statement or to conform the statement to actual results or changes in their expectations.

CONTACT:
Lorra Gosselin
etrials Worldwide, Inc.
919.653.3400
pr@etrials.com